Exhibit 5.1

Baker & Hostetler LLP

811 Main Street
Suite 1100
Houston, TX 77002-6111

T 713.751.1600
F 713.751.1717
www.bakerlaw.com

April 5, 2021

Denbury Inc.
5851 Legacy Circle
Plano, Texas 75024

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Denbury Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the preparation and filing of a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), by the Company with the Securities and Exchange Commission (the “Commission”), pursuant to Rules 415 and 462(e) under the Securities Act. The Prospectus (as defined below) relates to the resale of up to 14,325,139 shares (the “Selling Stockholder Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), by certain stockholders of the Company (the “Selling Stockholders”) identified in the Registration Statement (as defined below). The Shares are being offered and sold pursuant to the Prospectus which is included in the Registration Statement on Form S-3 being filed with the Commission by the Company on or about the date hereof (such registration statement, as amended and supplemented, the “Registration Statement,” including a prospectus of the same date contained therein, (the “Prospectus”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined such documents and such matters of fact and law as we deem necessary or appropriate to enable us to render the opinions contained herein. In our examination, we have assumed, but have not independently verified, the genuineness of all signatures, the conformity to original documents of all documents and instruments submitted to us as certified, facsimile or other copies, and the authenticity of all such documents. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers of the Company without further investigation as to the facts set forth therein.

Denbury Inc.
April 5, 2021

For purposes of this opinion, we have assumed that the Registration Statement will have become effective automatically upon filing and has not been suspended, and the Registration Statement will remain effective at the time of any offers and sales of the Selling Stockholder Shares under the Prospectus.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Selling Stockholder Shares are validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP
BAKER & HOSTETLER LLP